                                                          Exhibit 10.11(a)



                             PAYLESS CASHWAYS, INC.


                        1988 DEFERRED COMPENSATION PLAN

                                     INDEX

     Section                                                                                        Page
     -------                                                                                        ----
        I.       Introduction . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1

       II.       Definitions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1

                 2.1      Account Balance . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1
                 2.2      Actual Deferrals  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1
                 2.3      Age . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1
                 2.4      Annual Bonus Deferral Agreement . . . . . . . . . . . . . . . . . . . . . . 1
                 2.5      Board . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1
                 2.6      Bonus . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1
                 2.7      Change of Control . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1
                 2.8      Committee . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2
                 2.9      Company . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2
                 2.10     Compensation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2
                 2.11     Crediting Rate  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3
                 2.12     Deferred Compensation Agreement . . . . . . . . . . . . . . . . . . . . . . 3
                 2.13     Determination Date  . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3
                 2.14     Director  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3
                 2.15     Disability  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3
                 2.16     Disability Benefit  . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3
                 2.17     Early Retirement Date . . . . . . . . . . . . . . . . . . . . . . . . . . . 4
                 2.18     Effective Date  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 4
                 2.19     Executive . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 4
                 2.20     Normal Retirement Date  . . . . . . . . . . . . . . . . . . . . . . . . . . 4
                 2.21     Participant . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 4
                 2.22     Plan Year . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 4
                 2.23     Retirement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 4
                 2.24     Retirement Benefit  . . . . . . . . . . . . . . . . . . . . . . . . . . . . 4
                 2.25     Salary  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 4
                 2.26     Subsidiary  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 4
                 2.27     Termination of Service  . . . . . . . . . . . . . . . . . . . . . . . . . . 4

      III.       Participation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 5

                 3.1      Eligibility to Participate  . . . . . . . . . . . . . . . . . . . . . . . . 5
                 3.2      Termination of Participation  . . . . . . . . . . . . . . . . . . . . . . . 5

       IV.       Participant Compensation Deferral  . . . . . . . . . . . . . . . . . . . . . . . . . 5

                 4.1      Deferral and Reduction of Compensation  . . . . . . . . . . . . . . . . . . 5
                 4.2      Election to Defer Irrevocable . . . . . . . . . . . . . . . . . . . . . . . 8
                 4.3      Certain Retirement Benefit Plan Equivalents . . . . . . . . . . . . . . . . 8

                                      (i)

     Section                                                                                        Page
     -------                                                                                        ----
        V.       Accounts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 9

                 5.1      Establishment and Crediting of Account  . . . . . . . . . . . . . . . . . . 9
                 5.2      Statement of Accounts . . . . . . . . . . . . . . . . . . . . . . . . . . . 9

       VI.       Payment of Benefits  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10

                 6.1      Retirement Benefits . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
                 6.2      Benefit Upon Disability . . . . . . . . . . . . . . . . . . . . . . . . .  10
                 6.3      Benefits Upon Other Termination of Service  . . . . . . . . . . . . . . .  11
                 6.4      Benefits Upon Termination of Employment
                          Following a Change of Control . . . . . . . . . . . . . . . . . . . . . .  12
                 6.5      Distribution Upon Reduction in Crediting Rate . . . . . . . . . . . . . .  12
                 6.6      Survivorship Benefits . . . . . . . . . . . . . . . . . . . . . . . . . .  12
                 6.7      Hardship Distribution . . . . . . . . . . . . . . . . . . . . . . . . . .  14
                 6.8      Recipients of Payments; Designation of Beneficiary  . . . . . . . . . . .  14

      VII.       Administration and Interpretation of the Plan  . . . . . . . . . . . . . . . . . .  15

     VIII.       Funding and Life Insurance . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15

                 8.1      Unfunded Obligation . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
                 8.2      Insurance Contracts . . . . . . . . . . . . . . . . . . . . . . . . . . .  15

       IX.       Amendment and Termination  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15

        X.       Forfeiture . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16

       XI.       Miscellaneous  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16

                 11.1     Finality of Determination . . . . . . . . . . . . . . . . . . . . . . . .  16
                 11.2     Assignment of Benefits  . . . . . . . . . . . . . . . . . . . . . . . . .  16
                 11.3     Legal Expenses and Fees . . . . . . . . . . . . . . . . . . . . . . . . .  17
                 11.4     No Set Off  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
                 11.5     Arbitration of All Disputes . . . . . . . . . . . . . . . . . . . . . . .  17
                 11.6     Employment Not Guaranteed by Plan . . . . . . . . . . . . . . . . . . . .  18
                 11.7     Gender and Number . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
                 11.8     Taxes . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
                 11.9     Construction  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
                 11.10    Form of Communication . . . . . . . . . . . . . . . . . . . . . . . . . .  18
                 11.11    Headings  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
                 11.12    Severability  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
                 11.13    Binding Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19

                                      (ii)

                             PAYLESS CASHWAYS, INC.

                        1988 DEFERRED COMPENSATION PLAN


                                I.  INTRODUCTION

      PAYLESS CASHWAYS, INC., an Iowa corporation (the "Company"), hereby establishes the 1988 Deferred Compensation Plan (the "Plan"), to provide deferrals of Compensation payable on and after January 1, 1988, for the purposes of providing the benefits of a deferred compensation plan to a select group of its management and highly compensated executives in order to promote in its employees the strongest interest in the successful operation of the Company and increased efficiency in their work, and to provide benefits upon Retirement, death, Disability or other Termination of Service.


                                II.  DEFINITIONS

      2.1 "Account Balance" means the balance of a Participant's account (established pursuant to Section 5.1) as of any Determination Date, to which are credited a Participant's Actual Deferrals and adjustments credited pursuant to Section 4.3, plus the interest credited thereon and less any distributions therefrom, in accordance with the terms hereof.

      2.2 "Actual Deferrals" means the total amount of Compensation actually deferred by a Participant under the Plan.

      2.3 "Age" means the age of a Participant as of his most recent birthday.

      2.4 "Annual Bonus Deferral Agreement" means, for any Plan Year, a written agreement between a Participant and the Company whereby a Participant agrees to defer a portion of his Bonus payable for such Plan Year, in accordance with Section 4.1.

      2.5    "Board" means the Board of Directors of the Company.

      2.6 "Bonus" means payments made from time to time by the Company or a Subsidiary to an Executive pursuant to the Company's Incentive Bonus Compensation Plan.

      2.7    "Change of Control" means the following:

             (a) The acquisition, at any time after the Effective Date, by any person, or by any group of persons acting in concert with respect to such acquisition, of an ownership interest in the Company, resulting in the total ownership interest of such persons or group of persons equaling or exceeding 20% of the issued and outstanding capital stock of the Company. As used in this definition, "person" and "persons" include individuals, corporations, partnerships, associations, trusts and any and all other organizations and entities legally capable of owning corporate stock. The Change of Control shall be deemed to occur on the date that the ownership interest of the acquiring person or group of persons first equals or exceeds 20% of the issued and outstanding stock of the Company.

             (b) A change, within a period of 24 months or less, in the composition of the Board, such that at the end of such period the majority of directors who are then serving were not serving at the beginning of such period, unless at the end of such period a majority of the directors in office were nominated upon the recommendation of the majority of the Board at the beginning of such period. The Change of Control shall be deemed to occur on the date the last director necessary to constitute a Change of Control takes office.

             (c) The merger, consolidation, or other reorganization having substantially the same effect as a merger or consolidation, or the sale of substantially all the assets of the Company, excluding any such transaction or transactions which, individually or in the aggregate result in the persons who were shareholders of the Company immediately prior to such transaction(s) owning, immediately after such transaction(s), total equity ownership interests in the Company or its successor of at least 80%. The Change of Control shall be deemed to occur on the date on which the transaction is approved by the Company's stockholders.

      2.8 "Committee" means the committee from time to time appointed by the Board to administer the Plan.

      2.9 "Company" means Payless Cashways, Inc., an Iowa Corporation, any successor thereto.

      2.10   "Compensation" means:

             (a) with respect to an Executive, the total cash remuneration payable to the Executive by the Company and any Subsidiary, including Salary, Bonus and other cash amounts which would have been reported on Treasury Form W-2 (or any comparable successor form) for a Plan Year if the Executive had not entered into a Deferred Compensation Agreement, increased by any amounts deferred under the Employee Savings Plan by Compensation reduction or other similar arrangement, any elective deferrals under any cash and deferred plan described in Internal Revenue Code Section 401(k) of the Company or a Subsidiary, or Compensation reduction under a cafeteria plan described in Internal Revenue Code
      Section 125(d) of the Company or a Subsidiary, and excluding expense reimbursement, moving expense payments, third-party sick pay, imputed income (from excess life insurance premiums, automobile use premiums or any other source), non-qualified stock options, disqualifying dispositions of stock acquired pursuant to the exercise of incentive stock options, stock appreciation rights, amounts attributable to long-term incentive plans, severance settlements and similar items of remuneration; and

             (b) with respect to a Director, the fees paid by the Company as a result of service as a Director.

      2.11 "Crediting Rate" means, with respect to any Plan Year, 120% of the 120-month rolling average determined by averaging the monthly average yield for 10-year United States Treasury Notes for 120 months (as published by Salomon Brothers or any successor thereto, or, if such yield is no longer published, a substantially similar average selected by the Deferred Compensation Committee), determined for the 120-month period ending two months before the beginning of such Plan Year.

      2.12 "Deferred Compensation Agreement" means a written agreement between a Participant and the Company, whereby the Participant agrees to defer a portion of his Compensation and the Company agrees to make benefit payments, both in accordance with the provisions of the Plan.

      2.13 "Determination Date" means the last day of each Plan Year, and shall be the date on which a Participant's Account Balance is determined.

      2.14 "Director" means an individual who is a member of the Board and who is not an Executive of the Company or a Subsidiary.

      2.15 "Disability" means a Participant's inability, due to physical or mental illness or injury which is expected to be permanent or of long or indefinite duration, as determined by the Committee on the basis of competent medical evidence, to carry out the responsibilities of the position or office held by the participant with the Company or a Subsidiary at the time the injury or illness is incurred.

      2.16   "Disability Benefit" means the Disability benefit described in
Section 6.2.

      2.17 "Early Retirement Date" means the first day of the month coinciding with or next following the month in which a participant has reached age 55 and has completed 10 or more years of service with the Company or a Subsidiary.

      2.18   "Effective Date" means January 1, 1988.

      2.19 "Executive" means an individual who is a member of a select group of management or highly compensated employees, as determined by the Committee.

      2.20 "Normal Retirement Date" means the first day of the month coinciding with or next following the month in which occurs the later of the Participant's sixty-fifth (65th) birthday or the Participant's Termination of Service.

      2.21 "Participant" means each Director or Executive who has elected to participate in the Plan by entering into a Deferred Compensation Agreement hereunder.

      2.22 "Plan Year" means the 12-month period commencing January 1 and ending December 31.

      2.23 "Retirement" means (a) for an Executive, Termination of Service for reasons other than death or Disability after reaching the Early or Normal Retirement Date, and (b) for a Director, Termination of Service at any time for reasons other than death or Disability.

      2.24   "Retirement Benefit" means the retirement benefit described in
Section 6.1.

      2.25 "Salary" means that portion of Compensation denominated by the Company or a Subsidiary as salary to be paid on a regular periodic basis.

      2.26 "Subsidiary" means any corporation, the majority of the voting stock of which is directly or indirectly owned by the Company, which, with the approval of the Board, elects to adopt the Plan.

      2.27   "Termination of Service" means:

             (a) for an Executive, ceasing to be employed by the Company or a Subsidiary for any reason whatsoever, whether voluntary or involuntary, including by reason of Retirement, death or Disability; provided however, that a leave of absence granted by the Company or a Subsidiary in accordance with uniform rules applied in a nondiscriminatory manner shall not constitute a Termination of Service; and

             (b)   for a Director, ceasing to serve as a member of the Board.


                              III.  PARTICIPATION

      3.1 Eligibility to participate. Each individual who is an Executive or Director on the Effective Date shall become a Participant as of the Effective Date if he executes a Deferred Compensation Agreement prior to the Effective Date. The Committee may, in its discretion, permit an individual who becomes an Executive or a Director after the Effective Date and prior to December 31, 1988 to become a Participant upon such terms and conditions as it,
- - in its sole discretion, shall determine.

      3.2 Termination of Participation. A Participant shall cease to be a Participant upon Termination of Service or ceasing to be an Executive or a Director. A person who ceases to be a Participant shall have no further right to defer Compensation hereunder, and any election to defer Compensation hereunder shall cease to be effective.


                     IV.  PARTICIPANT COMPENSATION DEFERRAL

      4.1    Deferral and Reduction of Compensation.

             (a)   Compensation Deferral Election.

                   A Participant wishing to defer Compensation hereunder shall, prior to the Effective Date, elect to defer a portion of his Compensation payable on or after the Effective Date by executing a Deferred Compensation Agreement in the form provided or permitted by the Committee. The Deferred Compensation Agreement shall set forth (i) the dollar amount to be deferred in each Plan Year, (ii) the portions of the deferral to be made from Salary and Bonus, respectively, and (iii) the number of Plan Years for which such annual amount shall be deferred, all subject to the provisions specified in paragraphs (c), (d) and (e) hereof. The amount of Compensation specified in the Deferred Compensation Agreement shall be deferred by making corresponding reductions in the Compensation otherwise payable to such Participant.

             (b)   Annual Bonus Deferral Election.

                   A Participant who has made the election described in
             paragraph (a) may, prior to the beginning of any Plan Year, elect to defer amounts from his Bonus payable in the Plan Year, in addition to amounts deferred pursuant to paragraph (a), by executing an Annual Bonus Deferral Agreement in the form provided or permitted by the Committee setting forth the dollar amount of Bonus to be deferred. Such amount shall be deferred by reducing the amount of Bonus otherwise payable to the Participant. If and to the extent any such elected Bonus deferral would cause total deferrals to exceed the total amount of deferral elected by the Participant, pursuant to paragraph (a), such election shall be limited to such total.

             (c)   Types of Deferral.

                   (i)    Executives.  A Participant who is an Executive may:

                          (A) with respect to Compensation deferral elections in a Deferred Compensation Agreement,

                                (I)   specify a dollar amount to be deferred
                          ratably from his Salary with respect to the Plan Years during which his Deferred Compensation Agreement is effective, provided that at least 50% of the Participant's elected deferrals must be from Salary; and

                                (II)  specify a dollar amount of his Bonus
                          payable during each Plan Year during which his Deferred Compensation Agreement is effective to be deferred over such Plan Years, provided that no more than 50% of his total deferral may consist of Bonus, and provided further that if, for any Plan Year during which the Participant's Deferred Compensation Agreement is effective, the Participant's actual Bonus is less than the amount specified as the amount to be deferred from Bonus, the deficiency shall be deferred from Salary payable to the Participant during the remainder of such Plan Year following the date on which the Bonus would have been payable, in such manner as the Committee shall determine; and

                          (B) with respect to annual Bonus Deferral elections in an Annual Bonus Deferral Agreement, if a Participant elects an annual Bonus deferral pursuant to paragraph (b), such deferral shall be applied to pay amounts elected in subparagraph (A) above, by treating such annual Bonus deferral as paying the latest Plan Year first and, within such latest Plan Year, by treating it as first being applied to pay elected salary deferrals and then treating the remainder of such annual Bonus deferral, if any, as paying the elected Bonus deferral. Any amount of Salary and Bonus deferral treated under this subparagraph (B) as having been paid by such annual Bonus deferrals shall be treated as extinguishing a Participant's obligation to defer such elected portions of Salary and Bonus.

                   (ii) Directors. With respect to any Director, the Deferred Compensation Agreement shall provide for deferral, over the Plan Years for which such Deferred Compensation Agreement is effective, the amount of Compensation otherwise payable to such Director with respect to such Plan Years as is elected by the Director. A Participant who is a Director shall:

                          (A) specify the dollar amount to be deferred ratably from his annual Director's fees with respect to the Plan Years during which his Deferred Compensation Agreement is effective; and

                          (B) specify a dollar amount of meeting fees (or, to the extent permitted by the Committee, a percentage of meeting fees) with respect to each Plan Year during which his Deferred Compensation Agreement is effective to be deferred over such Plan Years. If, for any Plan Year during which the Participant's Deferred Compensation Agreement is effective, the Participant's actual meeting fees are less than the amount specified as the amount to be deferred from meeting fees, the deficiency may be deferred from Director's fees otherwise payable to the Participant, in such manner as the Committee shall determine.

                   (iii) Certain Deductions. The Company (or a Subsidiary, if applicable) shall deduct from the Participant's nondeferred Compensation any amounts it is required to withhold under any state, federal or local law for taxes or other charges.

             (d) Maximum and Minimum Deferrals. The following limitations shall apply to Participants under the Plan:

                   (i)    Minimum Deferrals:

                          (A) for Executives, $3,000 of Compensation from Salary per Plan Year, and

                          (B) for Directors, $3,000 from Director's fees per Plan Year.

                   (ii) Maximum Amount of Actual Deferrals: $100,000 total for all Plan Years for each Participant.

             (e) Length of Deferral Period. Each Participant shall specify in his Deferred Compensation Agreement the Plan Years with respect to which Compensation is to be deferred hereunder, commencing with the Plan Year beginning January 1, 1988, for the number of Plan Years equal to any of the following periods:

                   (i)    four years,

                   (ii)   eight years, or

                   (iii) in the case of a Deferred Compensation Agreement executed within eight years of the date on which a Participant will attain age 65, the period ending on the date such Participant attains age 65.

             (f) Acceleration Elections. If a Participant is expected to satisfy the requirements for Retirement as of a specified date ("Accelerated Retirement Date"), and, if the Participant has elected to defer Compensation for a period which will expire after the Accelerated Retirement Date, the Participant may make a written election ("Acceleration Election") to have deferrals in any Plan Year after the Acceleration Election increased by such amounts or the Participant may elect in order to prepay the elected deferrals by the Accelerated Retirement Date. Any such prepayments shall be applied to prepay the elected deferrals latest in time first.

      4.2 Election to Defer Irrevocable. Except as provided herein, a Participant's election hereunder to defer Compensation shall be irrevocable.

      4.3 Certain Retirement Benefit Plan Equivalents. If a participant remains with the Company or a Subsidiary until retirement, and if a Participant's retirement benefits from any Company or Subsidiary-sponsored tax-qualified defined benefit retirement plan or defined benefit excess benefit plan are decreased in any way due to such Participant's deferral of Compensation hereunder, there shall be credited to the Participant's Account Balance, as of the date of the Participant's Retirement, an amount which is equal to the lump sum actuarial equivalent of the increased benefit which would have been payable under the plan if the Participant had not elected deferral of Compensation hereunder. The amount so credited shall be determined by the Committee, in its sole and absolute discretion, based upon an interest rate at the Crediting Rate at the date of the Participant's Retirement, and such mortality and other assumptions as the Committee determines to be appropriate.


                                  V.  ACCOUNTS

      5.1 Establishment and Crediting of Account. With respect to each Participant, the Company shall establish an account on its books, and shall credit or charge to such account the following amounts at the times specified:

             (a) the amount of Compensation deferred by the Participant pursuant to his Deferred Compensation Agreement and any Annual Bonus Deferral Agreement, credited as of the date the Participant would have received the Compensation in absence of such agreement;

             (b)   any amount credited pursuant to Section 4.3;

             (c) the amount of any distributions from the account charged as of the date of the distribution; and

             (d) with respect to interest earned on the deferrals described in (a), above, and other credits and charges under (b) and (c), above, as of each Determination Date, an amount equal to the interest earned since the last preceding Determination Date. Interest shall be compounded on a daily basis at an annual effective yield equal to the Crediting Rate based upon the daily balances in the account following the preceding Determination Date. In the case of the final payment of a Participant's Account Balance, interest shall be credited through the date of payment.

      5.2 Statement of Accounts. The Committee shall provide to each Participant, within 120 days after the close of each Plan Year, a statement in such form as the Committee deems desirable, setting forth the Participant's Account Balance as of the last day of such Plan Year.


                            VI.  PAYMENT OF BENEFITS

      6.1 Retirement Benefits. Upon a Participant's Retirement, the Participant's Account Balance shall be payable as provided in this Section 6.1.

             (a) Normal Form, The normal form of payment of Retirement Benefits shall be 180 monthly installments. The amount of each monthly installment shall be determined for the Plan Year in which such payments commence, and shall be redetermined for each successive Plan Year during which monthly installments are to be paid. The amount of each monthly installment in a Plan Year shall be determined based upon a Participant's Account Balance as of the Determination Date immediately preceding the first day of the Plan Year, and shall be the amount that would be payable monthly under a period certain annuity payable for a period equal to the number of monthly installment payments remaining payable as of the first day of the Plan Year, with interest at the rate of 8% per annum. The participant's remaining Account Balance shall continue to be credited on each Determination Date with interest at the Crediting Rate during such period.

             (b) Optional Forms. At the time a deferral election is made pursuant to Section 4.1(a), a Participant may, on a form provided or permitted by the Committee, elect payment of his Retirement Benefit in one lump sum payment made within 30 days of the Participant's Retirement.

             (c) Deferred Payment. At the time a deferral election is made pursuant to Section 4.1(a), a Participant may, subject to Committee approval, on a form provided or permitted by the Committee, elect to defer the commencement of payment of his Retirement Benefits for up to five years following the date of Retirement. If the Committee permits such deferral, the Participant's Account Balance shall be credited with interest by applying the Crediting Rate during the period between Retirement and the commencement of benefit payments hereunder. If the Participant has, with the consent of the Committee, elected such deferral of commencement of benefits, payment of benefits shall commence on such deferred date, and shall be payable under this Section 6.1 as though the deferred date were the Participant's Retirement Date.

      6.2    Benefit Upon Disability.

             (a) Disability Benefits. Upon a Participant's Termination of Service due to Disability, the Company shall credit to the Participant's account established under Section 5.1 the amounts elected in the Participant's Deferred Compensation Agreement at the times and in the manner such amounts would have been credited if such Termination of Service had not occurred. Upon the first to occur of the commencement of the participant's Retirement Benefits or death, the amounts credited to the Participant's Account Balance pursuant to the preceding sentence shall be deducted from such Account Balance.

             (b) Commencement of Retirement Benefits. A Participant who reaches the Normal Retirement Date while Disabled shall receive, commencing on such date, the Retirement Benefit set forth in Section 6.1.

             (c) Survivorship Benefits. If a Participant dies Prior to receiving his Account Balance, death benefits shall be paid in accordance with Section 6.6.

      6.3 Benefits Upon Other Termination of Service. This Paragraph 6.3 shall apply only to a Participant who is an Executive.

             (a) Amount of Benefit. Upon a participant's Termination of Service for reasons other than death, Disability or Retirement, the rights of the Participant, his spouse, if any, and his beneficiary to benefits under this Plan shall cease, except that the Committee shall pay to the Participant a benefit determined as follows:

                   (i) If the Participant has been employed by the Company or a Subsidiary for at least 10 years, the benefit under this Section
             6.3 shall equal the amount of the Participant's Account Balance as of the date of Termination of Service, calculated as if such date were a Determination Date.

                   (ii) If the Participant has not been employed by the Company or a Subsidiary thereof for at least 10 years, the benefit under this Section 6.3 shall equal the amount of the Participant's Account Balance calculated as if such Termination date were a Determination Date; provided, however, that the Account Balance shall be redetermined on a retroactive basis from the date of the Participant's first deferral using a Crediting Rate adjusted as follows:

                                                                             Adjusted
                      Years of Service                                    Crediting Rate
                      ----------------                                    --------------
                 Less than 6 years                                    Crediting Rate minus 5%
                 6 years but less than 7 years                        Crediting Rate minus 4%
                 7 years but less than 8 years                        Crediting Rate minus 3%
                 8 years but less than 9 years                        Crediting Rate minus 2%
                 9 years but less than 10 years                       Crediting Rate minus 1%

                   (iii) In no case shall the Participant receive less than his Actual Deferrals.

             (b) Form of Payment. A Participant's Account Balance shall be payable in a single lump sum payment made within 30 days following the date of Termination of Service.

      6.4 Benefits Upon Termination of Service Following a Change of Control. If, within 36 months after a Change of Control, a Termination of Service with respect to a Participant occurs for any reason, the rights of the Participant, his spouse, if any, and his beneficiary to benefits under the Plan shall cease, except that the Participant shall receive his Account Balance on the date of Termination of Service calculated without reduction for any reason whatsoever and as if the date of the distribution were a Determination Date. Such benefit shall be payable in one lump sum within 30 days following Termination of Service. Following such payment, the

Participant, his spouse, if any, and beneficiary shall have no further right to any benefit under the Plan.

      6.5 Distribution Upon Reduction in Crediting Rate. If, within 36 months following a Change of Control, the Plan is amended to reduce the Crediting Rate, each Participant shall receive payment of his Account Balance in a single lump sum within 30 days following the date of such amendment, calculated without regard to the reduced rate and as if the date of the distribution were a Determination Date. Following such distribution, the Participant, his spouse, if any, and his beneficiary shall have no further right to any benefit under the Plan.

      6.6    Survivorship Benefits.

             (a) Death Prior to Retirement. If a Participant either (i) dies prior to satisfying the requirements for Retirement (other than Termination of Service) while employed by the Company or, (ii) dies after a Termination of Service due to Disability but prior to satisfying the requirements for Retirement, the Company shall pay to the Participant's designated beneficiary an annual pre-retirement survivor's benefit equal to 50% of the Participant's Actual Deferrals (adjusted for repayment of amounts credited pursuant to Section 6.2(a)), payable in equal monthly installments commencing on the first day of the month coincident with or next following the Participant's death, and continuing on the first day of each calendar month thereafter for a period of 120 months. However, if at the time of the Participant's death his Account Balance is greater than the discounted present value of the survivorship payments described above using a discount rate of 10%, the beneficiary shall receive, in lieu of the benefit described above, such Account Balance (adjusted for repayment of amounts advanced pursuant to Section 6.2(a)), paid in the same manner as Retirement Benefits are paid in accordance with Section 6.1(a). Payment of the benefit under this Section 6.6(a) shall relieve the Company of the obligation to pay any other benefits to which the Participant, his spouse or other beneficiary would have otherwise been entitled under this Plan.

             (b) Death After Retirement Eligibility. If a Participant dies after satisfying the requirements for Retirement (other than Termination of Service) but prior to receiving his entire Account Balance, the Company shall make the remaining payments to the Participant's designated beneficiary at the same times and in the same amounts as would have been paid to the Participant, had the Participant survived, provided that if at the time of the Participant's death such payments have not commenced, such payments shall commence as of the month following the month of the Participant's death.

             (c) Surviving Spouse Benefit. If a Participant dies and benefits are payable pursuant to Section 6.6(b) and if married to such spouse for at least one year prior to the spouse, in addition to any amount payable under (b), above, a monthly benefit equal to 50% of the average of the monthly Retirement Benefit which the Participant had received as of the date of his death (or the initial amount of monthly Retirement Benefits the Participant would have received if benefits commenced in the month of the Participant's death), commencing in the month following the month in which the last payment under 6.6(b), above, is made, and continuing through the month in which the surviving spouse dies. However, if the spouse is more than 60 months younger than the Participant, the amount of such benefit shall be reduced by 0.5% for each month's difference in their ages in excess of 60 months.

      6.7 Hardship Distribution. In the event a Participant suffers an unforeseen financial emergency, at the Participant's request, the Committee may, in its sole discretion, to the extent the Committee determines necessary to alleviate the emergency, cancel the Participant's deferral election and authorize the immediate distribution of all or a portion of the Participant's Account Balance.

      6.8    Recipients of Payments: Designation of Beneficiary.

             (a) All benefit payments hereunder shall be made to the Participant, if living. In the event of a Participant's death prior to the receipt of all benefit payments hereunder, subsequent payments under the Plan shall be made to the Participant's beneficiary(ies) designated in accordance with this Section 6.8. In the event a beneficiary dies before receiving all the payments due to such beneficiary pursuant to this Plan, the then-remaining payments shall be paid to the legal representatives of the beneficiary's estate.

             (b) The Participant shall designate a beneficiary by filing a written notice of such designation with the Committee in such form as the Committee may prescribe or permit. The Participant may revoke or modify said designation at any time by a subsequent written designation. However, no such designation, revocation or modification shall be effective unless executed by the Participant during the Participant's lifetime and received by the Committee prior to the distribution of benefits hereunder. The Participant's beneficiary designation shall be deemed automatically revoked in the event of the designated beneficiary's death prior to the death of a Participant. If no beneficiary designation shall be in effect at the time when any benefits payable under this Plan shall become due, the Participant's beneficiary shall be such Participant's spouse, or if no spouse is then living, the Participant's descendants per stirpes, or, if none, the legal representatives of the Participant's estate.

             (c) In the event a benefit is payable to a minor or person declared incompetent, or to a person incapable of handling the disposition of his property, the Company may pay such benefit to the guardian, legal representative or person having the care or custody of such person. The Committee may require such proof of incompetency, minority or guardianship as it may deem appropriate prior to distribution of the benefit. Such distribution shall completely discharge the Committee and the Company from all liability with respect to such benefit.


              VII.  ADMINISTRATION AND INTERPRETATION OF THE PLAN

      The Committee, the members of which may be Participants in the Plan, shall enforce, administer and construe the Plan in accordance with its terms, and shall have all powers necessary to accomplish that purpose. The determination of any questions arising hereunder by the Committee shall be final and binding upon all persons. The Committee may adopt such rules and regulations relating to the Plan as it may deem necessary or advisable for the administration of the Plan. The Committee may allocate to any of its members, or delegate to any person, such of the Committee's duties as the Committee shall from time to time deem appropriate.

                       VIII.  FUNDING AND LIFE INSURANCE

      8.1 Unfunded Obligation. The obligation of the Company under the Plan shall be unfunded and unsecured, and the Company shall not be required to segregate or set aside any assets to pay benefits hereunder.

      8.2 Insurance Contracts. The Company in its discretion may apply for and procure, as owner and for the Company's own benefit, insurance on the life of a Participant, in such amounts and in such forms as the Company may choose. Neither the Participant nor the Participant's spouse or beneficiary shall have any interest in any such policy or policies. At the request of the Company, the Participant shall submit to such medical examinations and supply such information and execute such documents as may be required by the insurance company or companies to whom the Company has applied for insurance.


                         IX.  AMENDMENT AND TERMINATION

      The Board of Directors of the Company may, at any time, amend, suspend or terminate the Plan, provided that the Board may not reduce or modify any benefit payable to a participant. The power to amend the Plan includes the power to change the Crediting Rate; provided, however, that the Crediting Rate may be changed only with respect to the Plan Years commencing after 90 days' written notice to the Participant, and shall be effective only with respect to amounts deferred after such 90-day written notice.

      In the event the Board shall terminate the Plan, notwithstanding any provision of the Plan to the contrary, each Participant shall receive the full amount of his Account Balance, calculated without reduction for any reason whatsoever and as if the date of the termination of the Plan were a Determination Date. Such benefit shall be payable in one lump sum as soon as possible following the decision of the Board to terminate the Plan.


                                 X.  FORFEITURE

             (a)   In the event of a Participant's suicide during the first two
      (2) years after the Effective Date of any Deferred Compensation Agreement, all of a Participant's and the Participant's spouse's and beneficiary's rights to receive any benefits hereunder shall cease, including, but not limited to, the right to receive all or a portion of the Participant's Account Balance; provided, however, that the beneficiary of such Participant shall be entitled to receive an amount equal to the Participant's Actual Deferrals.

             (b) In the event a Participant (i) makes any material misstatement of information in connection with any Deferred Compensation Agreement, (ii) fails to disclose to the Company or its agents any material item of his medical history, or (iii) takes any other action (or fails to take any action), which action (or failure to act) results in a loss to the Company under the Plan, then the Committee shall reduce the Participant's and the Participant's spouse's and beneficiary's rights to receive any benefits hereunder, including, but not limited to, the right to receive all or a portion of such Participant's Account Balance by the amount of any direct, indirect or consequential damages of the Company, as determined by the Committee in its sole and absolute discretion.


                               XI.  MISCELLANEOUS

      11.1 Finality of Determination. Any interpretation or determination by the Committee as to any disputed questions arising under the Plan, including questions of fact (such as when Disability exists) or questions of construction and interpretation, shall be final, binding and conclusive upon all persons.

      11.2 Assignment of Benefits. Neither the Participant nor any beneficiary under the Plan shall have any right to assign the right to receive any benefits hereunder, and any such attempted assignment or transfer shall be of no force or effect.

      11.3   Legal Expenses and Fees.

             (a) If a Participant incurs legal fees and other expenses in a good faith effort to establish entitlement to benefits hereunder (including but not limited to the enforcement of an arbitration award), regardless of whether the Participant ultimately prevails, the Company shall reimburse him for such fees and expenses. The existence of any case or regulatory law which is directly inconsistent with the position taken by the Participant shall be evidence that the Participant did not act in good faith.

             (b) Reimbursement of legal fees and expenses shall be made monthly during the course of any action described in subparagraph (a), above, upon the written submission of a request for reimbursement together with proof that the fees and expenses were incurred. If the Company shall have reimbursed the Participant for legal fees and expenses and it is later determined that the Participant was not acting in good faith, all amounts reimbursed to him shall be promptly refunded to the Company.

      11.4 No Set Off. It is understood that the Participant's rights to receive when due the payments and other benefits provided for under this Plan shall be absolute and unconditional, subject to no set-off, counterclaim or legal or equitable defense, and that time shall be of the essence in the performance by the Company of all obligations to pay such amounts or provide such benefits. Any claim which the Company may hereafter have against a Participant shall be pursued in a separate action or proceeding and not as part of any concurrent action or proceeding which may then be pending brought by the Participant to enforce any rights against the Company for failure to pay any of such amounts or to provide any of such benefits.

      11.5 Arbitration of All Disputes. Any controversy or claim arising out of or relating to this Plan, shall be settled by arbitration in the city of Kansas City in accordance with the laws of the State of Missouri by three arbitrators, one of whom shall be appointed by the Company, one by the Participant and the third of whom shall be appointed by the first two arbitrators. If the first two arbitrators cannot agree on the appointment of a third arbitrator, then the third arbitrator shall be appointed by the Chief Judge of the United States Court of Appeals for the Eighth Circuit. The arbitration shall be conducted in accordance with the rules of the American Arbitration Association, except with respect to the selection of arbitrators which shall be as provided in this

Section 11.5. Judgement upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof. Any award of the arbitrators shall include interest at a rate or rates considered just under the circumstances by the arbitrators.

      11.6 Employment Not Guaranteed by Plan. Nothing contained herein shall be construed to constitute a contract of employment or otherwise to expand the participant's rights to be employed by the Company or a Subsidiary.

      11.7 Gender and Number. Except when the contexts indicates to the contrary, when used herein, masculine terms shall be deemed to include the feminine, and singular, the plural.

      11.8 Taxes. The Company shall deduct from all payments made hereunder any applicable federal, state or local taxes required by law to be withheld from such payments.

      11.9 Construction. The Plan shall be construed according to the laws of the state of Missouri.

      11.10 Form of Communication. Any election, application, claim, notice or other communication required or permitted to be made by a participant to the Committee shall be made in writing and in such form as the Committee shall prescribe or permit. Such communication shall be effective upon mailing, if sent by first class mail, postage prepaid, and addressed to the Company's offices at Kansas City, Missouri.

      11.11 Headings. The headings of Articles and Sections are included solely for convenience, of reference, and if there is any conflict between such headings and the text of this Plan, the text shall control.

      11.12 Severability. If all or any part of this Plan is declared by any court or governmental authority to be unlawful or invalid, such unlawfulness or invalidity shall not serve to invalidate any portion of this Plan not declared to be unlawful or invalid. Any Section or part of a Section so declared to be unlawful or invalid shall, if possible, be construed in a manner which will give effect to the terms of such Section or part of a Section to the fullest extent possible while remaining lawful and valid.

      11.13 Binding Agreement. The provisions of this Plan shall be binding upon the Participant, his or her heirs, personal representatives and beneficiaries, and upon the Company, its successors and assigns.


      Executed this 15th day of December, 1987.


                                        PAYLESS CASHWAYS, INC.


                                        By:   s/Susan M. Stanton

ATTEST:

  s/Linda J. French
Secretary





CXS/4487e